Exhibit 5.1

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

617 542 6000

617 542 2241 fax

October 6, 2005

Panacos Pharmaceuticals, Inc.

134 Coolidge Avenue

Watertown, MA 02472

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Prospectus Supplement, dated October 5, 2005, relating to two Registration Statements on Form S-3, Registration Nos. 333-124894 and 333-128135 (the “Registration Statements”), filed by Panacos Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to an aggregate of 9,487,500 shares, including 1,237,500 shares that may be purchased by the Underwriters (as defined below) to cover over-allotments, if any (the “Shares”) of its common stock, $0.01 par value per share (the “Common Stock”).

The Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) entered into by and between the Company and SG Cowen & Co., LLC, Bear Stearns & Co. Inc., Needham & Company, LLC and Leerink Swann & Company, as representatives of the several underwriters named in the Underwriting Agreement (the “Underwriters”), which has been filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the Commission on the date hereof.

In connection with this opinion, we have examined the Company’s Restated Certificate of Incorporation and Amended and Restated By-laws, both as amended to date and as currently in effect, such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant, and the Registration Statements and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that the Shares, when issued and delivered by the Company, will be, upon the Company’s receipt of payment therefor, duly and validly issued, fully paid and non-assessable shares of the Common Stock.

Boston Washington Reston New York Stamford Los Angeles London

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

Panacos Pharmaceuticals, Inc.

October 6, 2005

Our opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the state laws of the State of Delaware.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be reliable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K (and its incorporation by reference into the Registration Statements) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the use of this Firm’s name therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris,
Glovsky and Popeo, P.C.